QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

August 15, 2017

Board of Directors
Atwood Oceanics, Inc.
15011 Katy Freeway,
Suite 800
Houston, TX 77094

  Re:
  Amendment No. 3 to Registration Statement on Form S-4 of Ensco plc, filed August 15, 2017 (the "Registration Statement")

Gentlemen:

        Reference is made to our opinion letter, dated May 29, 2017 ("Opinion Letter"), with respect to the fairness from a financial point of view to the holders (other than Ensco plc ("Ensco") and its affiliates) of the outstanding ordinary shares, par value $1.00 per share (the "Shares") of Atwood Oceanics, Inc. (the "Company") of the exchange ratio of 1.60 shares of Class A ordinary shares, par value $0.10 per share, of Ensco to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of May 29, 2017, by and among Ensco, Echo Merger Sub LLC, a wholly owned subsidiary of Ensco, and the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions "Summary—Opinion of Financial Advisor to Atwood", "Atwood Proposal 1—The Merger: Background of the Merger", "Atwood Proposal 1—The Merger: Atwood's Reasons for the Merger; Recommendations of the Atwood Board of Directors", "Atwood Proposal 1—The Merger: Certain Unaudited Financial Forecasts Prepared by the Management of Atwood" and "Atwood Proposal 1—The Merger: Opinion of Financial Advisor to Atwood" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

QuickLinks

  Exhibit 99.2